Exhibit 99.1

     MTI Technology Corporation Reports Fiscal 2004 Third Quarter
                       and Nine Months Results;
 MTI Delivers Second Quarter of Revenue Growth and Reports Net Income

    TUSTIN, Calif.--(BUSINESS WIRE)--Feb. 17, 2004--MTI Technology Corporation (Nasdaq:MTIC), a global provider of data storage, storage management and data protection solutions, today announced financial results for its fiscal 2004 third quarter and nine months ended January 3, 2004. For the fiscal 2004 third quarter, the Company reported net income of $1.5 million, or $0.04 per diluted share, compared to a net loss of $1.4 million, or $0.04 net loss per share, in fiscal 2003 third quarter. For the nine month period ended January 3, 2004, the net loss was $3.1 million, or $0.09 per share, compared to a net loss of $11.8 million, or $0.36, in the first nine months of fiscal 2003. The significant improvement in net income is due primarily to revenue growth and cost reductions during fiscal 2004, and the favorable resolution of income tax matters related to prior years.
    Total revenues for the third quarter were $21.2 million, compared to $19.6 million in the prior year's quarter, up 8%. For the nine month period ended January 3, 2004, total revenues were $59.5 million, compared with revenues of $60.0 million for the first nine months of fiscal 2003, virtually unchanged.
    Product revenue for the third quarter of fiscal 2004 was $12.3 million, compared to $9.4 million in the third quarter of fiscal 2003, an increase of almost 31%. For the nine month period ended January 3, 2004, product revenue was $31.8 million, compared to $27.7 million in the first nine months of fiscal 2003, an increase of almost 15%.
    Service revenue for the third quarter of fiscal 2004 was $8.9 million, compared to $10.2 million in the third quarter of fiscal 2003, a decrease of almost 13%. For the nine month period ended January 3, 2004, service revenue was $27.7 million, compared to $32.3 million in the first nine months of fiscal 2003, a decrease of almost 15%. The decreases are attributable to a decrease in the Company's maintenance base, partially off-set by a growth in the Company's professional services business.
    Gross profit margin percentage for the third quarter of fiscal 2004 was 22.0%, compared to 30.3% in the third quarter of fiscal 2003. For the nine month period ended January 3, 2004, gross profit margin percentage was 23.2%, compared to 23.4% in the first nine months of fiscal 2003, virtually unchanged.
    MTI settled certain tax matters with the IRS during the third quarter. These settlements enabled us to reverse $1.5 million of previously recorded tax liabilities, and to record an income tax refund receivable of $1.7 million -- resulting in a total favorable income effect of $3.2 million. We also expect to receive interest on the refund; however, we have not recorded any such interest because the amount is not estimable. We will record the interest when it is received.
    "We have continued to aggressively invest in our partnership with EMC, which I believe is enhancing and accelerating our position in the marketplace," said Tom Raimondi, President and CEO. "In Q3, we saw continued growth in our product revenue, with a 31% increase from the same quarter of last year and, more importantly, a 10% increase over our last quarter. This is a clear indication of the success and momentum that we are experiencing with our EMC partnership."
    As of January 3, 2004, MTI had $3.3 million in cash and cash equivalents, $4.6 million available under a $7.0 million line of credit with Comerica Bank, $18.3 million of accounts receivable, and $12 million of deferred revenues.

    Conference Call Information

    MTI Technology Corporation will hold its quarterly conference call on Tuesday, February 17, 2004, at 11:00 a.m. Pacific Time/2:00 p.m. Eastern Time. The call will be accessible live by dialing toll free 800-901-5217, pass code 50918772 (international callers, call 617-786-2964, pass code 50918772), or via webcast at www.mti.com. The webcast will be available for 45 days on MTI's website at www.mti.com/company/ir_calls.asp.
    A replay of the call will be available for 48 hours by dialing toll free 888-286-8010 and entering pass code 80741702 (international callers, please call 617-801-6888, pass code 80741702).

    About MTI Technology Corporation

    MTI's mission as a global solutions provider is to deliver superior business value to its customers in support of their data storage and enhanced data protection needs. MTI has more than 20 years of experience in delivering a full range of storage solutions -- including design, engineering, professional services and third-party maintenance -- from midrange to Global 2000 customers. MTI is a premier systems integrator focusing on providing end-to-end business solutions in the storage marketplace. Headquartered in Tustin, MTI may be reached by telephone at 800-999-9MTI (toll free) or 714-481-7800, or by fax at 714-481-4135. Web address is www.mti.com.
    MTI is a registered trademark of MTI Technology Corporation.

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company's expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company's strategy, capital position, anticipated cost savings, operating results, the effects of additional headcount reductions on the Company's business, as well as statements regarding the Company's line of credit and its financial resources, the potential growth of the storage industry and MTI, and the commercial relationship between MTI and EMC, and EMC's product offerings and solutions, all of which are subject to change. The actual results may differ materially from those described in any forward-looking statement. In particular, there can be no assurance that MTI will improve revenues, margins, operating efficiencies, operating results, or be successful with its new strategy. In addition, there can be no assurance that MTI will be able to borrow under the line of credit, have sufficient resources or that it or the industry will grow. Important factors that may cause actual results to differ include competition, evolving technology, and the economy and other world events. Other important factors are set forth in the Company's periodic filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ended April 5, 2003. All forward-looking statements speak as of the date made and MTI undertakes no obligation to update any such statement.


                      MTI TECHNOLOGY CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 January 3,  April 5,
                                                    2004       2003
                     ASSETS                      (UNAUDITED)

Current assets:
 Cash and cash equivalents                          $3,331     $9,833
 Accounts receivable, less allowance for doubtful
  accounts and sales returns of $994 and $2,266
  at January 3, 2004, and April 5, 2003,
  respectively                                      18,280     13,913
 Inventories                                         5,385      8,297
 Income tax receivable                               1,706         --
 Prepaid expenses and other receivables              4,503      4,330

           Total current assets                     33,205     36,373

 Property, plant and equipment, net                  1,653      2,833
 Goodwill, net                                       5,184      5,184
 Other                                                 234        166

           Total assets                            $40,276   $ 44,556


      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Line of credit                                     $2,400     $1,740
 Current portion of capital lease obligations          172        161
 Accounts payable                                   10,165      8,562
 Accrued liabilities                                 6,372      7,321
 Accrued restructuring charges                       2,080      2,931
 Deferred revenue                                   10,549     13,587

           Total current liabilities                31,738     34,302

 Capital lease obligations, less current portion       144        286
 Other                                               1,445        994

           Total liabilities                        33,327     35,582

 Commitments and contingencies                          --         --
 Stockholders' equity:
    Preferred stock, $.001 par value; authorized
     5,000 shares; issued and outstanding, none         --         --
    Common stock, $.001 par value; authorized
     80,000 shares; issued (including treasury
     shares) and outstanding 33,839 and 32,969
     shares at January 3, 2004, and April 5,
     2003, respectively                                 34         33
    Additional paid-in capital                     135,861    134,931
    Accumulated deficit                           (125,405)  (122,282)
    Accumulated other comprehensive loss            (3,362)    (3,708)
    Deferred compensation                             (179)        --

           Total stockholders' equity                6,949      8,974

           Total liabilities and stockholders'
            equity                                $ 40,276    $44,556


                      MTI TECHNOLOGY CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                              (UNAUDITED)

                               THREE MONTHS ENDED  NINE MONTHS ENDED
                                JANUARY  JANUARY   JANUARY   JANUARY
                                3, 2004  4, 2003   3, 2004   4, 2003

Net product revenue             $12,281    $9,413   $31,817   $27,687
Service revenue                   8,929    10,231    27,697    32,316
   Total revenue                 21,210    19,644    59,514    60,003

Product cost of revenue           9,894     7,339    26,129    25,207
Service cost of revenue           6,642     6,348    19,591    20,776
   Total cost of revenue         16,536    13,687    45,720    45,983

   Gross profit                   4,674     5,957    13,794    14,020

Operating expenses:
   Selling, general and
    administrative                6,531     6,444    19,402    21,348
   Research and development          --       760       776     4,331
   Restructuring charges             --       221      (211)    1,267
     Total operating expenses     6,531     7,425    19,967    26,946

   Operating loss                (1,857)   (1,468)   (6,173)  (12,926)

Interest and other income
 (expense), net                     (40)      (52)     (104)      999
Gain on foreign currency
   transactions                     225       156        30       180

Loss before income taxes         (1,672)   (1,364)   (6,247)  (11,747)
Income tax (expense) benefit      3,130       (25)    3,123       (74)

   Net income (loss)             $1,458   $(1,389)  $(3,124) $(11,821)

Net income (loss) per share:
   Basic                          $0.04    $(0.04)   $(0.09)   $(0.36)
   Diluted                        $0.04    $(0.04)   $(0.09)  $ (0.36)

Weighted average shares used in
 per share computations:
   Basic                         33,602    32,880    33,243    32,812
   Diluted                       35,482    32,880    33,243    32,812



    CONTACT: MTI Technology Corporation
             Todd Schaeffer, 714-481-7808
             tschaeffer@mti.com